For Immediate Release
November 6, 2018

Southwest Gas Holdings, Inc. Announces Third Quarter 2018 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.25 per basic share for the third quarter of 2018, a $0.04 increase from consolidated earnings of $0.21 per basic share for the third quarter of 2017.  Consolidated net income was $12.3 million for the third quarter of 2018, compared to consolidated net income of $10.2 million for the third quarter of 2017.  The natural gas segment experienced a net loss of $13.7 million in the third quarter of 2018 compared to a net loss of $4 million in the third quarter of 2017, while the infrastructure services segment had net income of $26.8 million in the current quarter compared to net income of $14.3 million in the third quarter of 2017.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said:  “We are pleased to report earnings per share of $0.25 for the third quarter of 2018, an improvement from $0.21 per share for the third quarter of 2017.  Our infrastructure services segment posted record quarterly earnings of $26.8 million, including the contribution from New England Utility Constructors that we acquired late last year.  Our natural gas operations results were impacted by higher costs to finance and maintain our expanding distribution system.  Lower tax rates exacerbated the impact during this seasonal utility loss period.

Our natural gas operations segment serves areas where populations and economies are growing at rates that outpace the national average, particularly in Las Vegas and metropolitan Phoenix.  As a result, we are experiencing some of the highest customer growth among natural gas utilities this year.  Similarly, our infrastructure services business segment is performing strongly, recording growth in revenue and income as we prudently seek strategic investment opportunities to expand our footprint across North America.  We are well positioned for 2019 and beyond.”

For the twelve months ended September 30, 2018, consolidated net income was $209.4 million, or $4.30 per basic share, compared to $162.6 million, or $3.42 per basic share, for the twelve-month period ended September 30, 2017.  The current twelve-month period includes $9.5 million in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior-year period included a COLI-related increase of $8.8 million; in both periods the result from COLI was approximately $0.19 per share.  In addition, consolidated results for the twelve-month period ended September 30, 2018 reflect
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approximately $20 million ($8 million for the natural gas segment and $12 million for the infrastructure services segment), or $0.41 per share, of income tax benefits due to the remeasurement of deferred tax balances in December 2017, when U.S. tax reform was enacted, as well as incremental rate relief from the most recent Arizona rate case, effective in April 2017.  Natural gas segment net income was $153.7 million in the current twelve-month period and $134.3 million in the prior-year period.  Infrastructure services segment net income was $57.7 million in the current twelve-month period and $29 million in the prior-year period.

Natural Gas Operations Segment Results
Third Quarter

Operating margin includes a $2 million increase attributable to customer growth, as 33,000 net new customers were added during the last twelve months.  Rate relief in California and other miscellaneous revenues added $1 million in operating margin.  These increases were offset by a $3 million decrease related to U.S. tax reform.

Operations and maintenance expense increased $7.3 million between quarters.  Approximately $2 million of the increase was due to higher pension and employee medical costs.  Pipeline integrity management and damage prevention programs accounted for approximately $1 million of the increase.  The remaining increase was primarily due to higher information technology related costs and general cost increases.  Depreciation and amortization expense increased $1.7 million between quarters primarily due to an 8% increase in average gas plant in service since the corresponding quarter a year ago, mitigated by decreases in regulatory account amortization.

Other income and deductions improved $2.6 million between quarters primarily due to an increase in income from COLI policies.  The current quarter reflects a $4.7 million increase in COLI policy cash surrender values and incremental net death benefits, while the prior-year quarter reflected $2.1 million of COLI-related income.  Net interest deductions increased $3 million between quarters primarily due to higher interest associated with the issuance of $300 million of senior notes in March 2018.  Income taxes were impacted in 2018 by pre-tax results as well as the December 2017 enactment of tax reform.  Among other things, tax reform reduced the corporate federal income tax rate from 35% to 21%, effective January 2018, which provides a reduced benefit during periods when seasonal losses are encountered.

Twelve Months to Date

Operating margin remained relatively flat between periods.  Combined rate relief in the Arizona and California jurisdictions provided $11 million of operating margin.  Customer growth provided $10 million in operating margin.  Miscellaneous revenues (including changes in utility surcharges) declined $6 million between periods.
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The impacts of tax reform reduced operating margin by $15 million in the current period. However, net income overall was not unfavorably impacted, as favorable impacts from tax reform are reflected in income tax expense.

Operations and maintenance expense increased $10.9 million compared to the prior twelve-month period driven primarily by an increase in pension costs of $4 million and $3 million in expenditures for pipeline damage prevention programs.  Depreciation and amortization expense decreased $18.9 million between periods as the impact of a 7% increase in average gas plant in service was more than offset by reduced depreciation rates in Arizona, effective April 2017, and by reduced regulatory account amortization.  Taxes other than income taxes increased $3.4 million between periods primarily due to higher property taxes associated with net plant additions.

Other income and deductions improved $2.8 million between the twelve-month periods due to an increase in interest income related to the gas infrastructure replacement mechanism in Nevada and income resulting from increases in the cash surrender value (including net death benefits) of COLI policies.  Income taxes were favorably impacted in 2018 due to the enactment of federal tax reform, effective January 2018.  Approximately $8 million of one-time tax benefits, related to the remeasurement of deferred tax liabilities, were recorded in the fourth quarter of 2017, in addition to the lower rate utilized in 2018.

Infrastructure Services Segment Results
Third Quarter

Revenues increased $70.5 million in the third quarter of 2018 compared to the prior-year quarter primarily due to incremental revenues of $50.4 million associated with operations of New England Utility Constructors, Inc. (“Neuco”), which was acquired in November 2017 and a higher volume of pipe replacement work under blanket and bid contracts.

Construction expenses increased $53.2 million between quarters due to additional pipe replacement work and higher labor related and other operating expenses to support increased growth.  Approximately $34.8 million of expenses from Neuco operations are included in the three months ended September 30, 2018.

Depreciation and amortization increased $1.9 million between quarters primarily due to incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation on additional equipment purchased to support the growing volume of work being performed, partially offset by a $1.6 million reduction in depreciation associated with extension (in the first quarter of 2018) of the estimated useful lives of certain depreciable equipment.  Net interest deductions increased by $2 million between quarters due primarily to higher average debt outstanding (including amounts used to finance the Neuco acquisition) and higher rates on variable-rate debt.
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Twelve Months to Date

Revenues increased $306.2 million in the current twelve-month period compared to the prior-year period primarily due to a higher volume of pipe replacement work under blanket contracts and the inclusion of approximately $115.8 million in revenues from Neuco since the November 2017 acquisition date.  In addition, Centuri performed work on a multi-year water pipe replacement program, which began in late 2016, that contributed incremental revenues of $61.7 million and $38.2 million during twelve-month periods ended September 30, 2018 and 2017, respectively.

Construction expenses increased $276.8 million between periods primarily due to additional pipe replacement work and greater operating expenses to support growth.  Approximately $94.6 million of expenses from Neuco operations are included in the twelve months ended September 30, 2018.  Gains on sale of equipment (reflected as an offset to construction expenses) were $3.7 million and $4.5 million for the twelve-month periods of 2018 and 2017, respectively.

Depreciation and amortization increased $6.2 million between periods primarily due to incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation for additional equipment purchased to support the growing volume of work being performed, partially offset by a $6.4 million reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment.  Net interest deductions increased $6.5 million between periods due primarily to higher average debt outstanding and higher rates on variable-rate debt.

Income tax expense for the twelve months ended September 30, 2018 included a one-time benefit of $12 million due to the remeasurement of deferred tax balances in December 2017, when U.S. tax reform was enacted, as well as the reduction in the rate utilized in 2018.

Outlook for 2018 – 3rd Quarter 2018 Update
Natural Gas Segment:
•
Operating margin for the full year 2018 is anticipated to benefit from customer growth (similar to 2017), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce nearly 2% in incremental margin compared to 2017.  Operating margin (but not net income overall) in 2018 is expected to include a reduction of approximately $20 million due to tax reform benefits in 2018 planned to be returned to customers.  Income tax expense will also be reduced due to benefits of the reduction in the U.S. corporate federal income tax rate.

•	On a comparative basis, operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates (combined approximately 3%) plus the impacts of a
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previously disclosed $8 million increase in pension costs.  Despite the anticipated growth in gas plant in service (approximately 7%), depreciation and general taxes combined are expected to decline slightly compared to 2017 due to the depreciation rate reduction approved in our Arizona general rate case settlement effective April 2017 and lower regulatory account amortization.
•	On a comparative basis (excluding the effect of lower income tax rates on operating margin), operating income is expected to be relatively flat to modestly higher between years.
•	Net interest deductions for 2018 are expected to increase by $10 million to $12 million compared to 2017 primarily due to an increase in outstanding debt associated with ongoing capital expenditures.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	The one-time benefit from tax reform due to remeasurement of deferred tax balances in 2017 will not recur.
•	Capital expenditures in 2018 are estimated to be approximately $670 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Infrastructure Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2018 are anticipated to be 12% to 16% greater than 2017 levels.

•	Operating income is expected to be approximately 5% to 5.5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2018 are expected to be between $13 million and $14 million.
•	Changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive infrastructure services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial infrastructure solutions.

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Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future.  These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2018.  In addition, the statements under the heading “Outlook for 2018” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding infrastructure services segment revenues, operating income, and net interest deductions will transpire.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers.  Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability.  Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance.  Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms.  Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure.  Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.  (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2018	2017

Consolidated Operating Revenues	$668,146	$593,153

Net Income applicable to Southwest Gas Holdings	$12,331	$10,204

Average Number of Common Shares	49,493	47,628

Basic Earnings Per Share	$0.25	$0.21

Diluted Earnings Per Share	$0.25	$0.21

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$217,523	$213,059
Less: Net Cost of Gas Sold	49,903	45,539
Operating Margin	$167,620	$167,520

NINE MONTHS ENDED SEPTEMBER 30,	2018	2017

Consolidated Operating Revenues	$2,093,359	$1,808,359

Net Income applicable to Southwest Gas Holdings	$112,973	$97,376

Average Number of Common Shares	48,916	47,577

Basic Earnings Per Share	$2.31	$2.05

Diluted Earnings Per Share	$2.31	$2.03

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$987,515	$935,823
Less: Net Cost of Gas Sold	319,101	261,839
Operating Margin	$668,414	$673,984
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TWELVE MONTHS ENDED SEPTEMBER 30,	2018	2017

Consolidated Operating Revenues	$2,833,792	$2,449,884

Net Income applicable to Southwest Gas Holdings	$209,438	$162,556

Average Number of Common Shares	48,728	47,553

Basic Earnings Per Share	$4.30	$3.42

Diluted Earnings Per Share	$4.29	$3.39

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,354,000	$1,276,308
Less: Net Cost of Gas Sold	412,307	334,888
Operating Margin	$941,693	$941,420

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	September 30,		September 30,		September 30,
	2018	2017	2018	2017	2018	2017

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(13,670)	$(4,024)	$79,301	$82,436	$153,683	$134,323
Contribution to net income - infrastructure services	26,798	14,335	35,034	15,717	57,677	29,010
Corporate and administrative	(797)	(107)	(1,362)	(777)	(1,922)	(777)
Net income	$12,331	$10,204	$112,973	$97,376	$209,438	$162,556

Basic earnings per share	$0.25	$0.21	$2.31	$2.05	$4.30	$3.42
Diluted earnings per share	$0.25	$0.21	$2.31	$2.03	$4.29	$3.39

Average common shares	49,493	47,628	48,916	47,577	48,728	47,553
Average shares (assuming dilution)	49,553	47,986	48,968	47,912	48,781	47,896

Results of Natural Gas Operations
Gas operating revenues	$217,523	$213,059	$987,515	$935,823	$1,354,000	$1,276,308
Net cost of gas sold	49,903	45,539	319,101	261,839	412,307	334,888
Operating margin	167,620	167,520	668,414	673,984	941,693	941,420
Operations and maintenance expense	104,657	97,359	312,055	298,827	404,549	393,632
Depreciation and amortization	47,924	46,194	145,549	153,643	193,828	212,693
Taxes other than income taxes	15,036	14,046	44,959	43,325	59,580	56,221
Operating income	3	9,921	165,851	178,189	283,736	278,874
Other income (deductions)	836	(1,775)	(5,861)	(5,824)	(6,425)	(9,200)
Net interest deductions	20,399	17,421	59,803	51,622	77,914	69,464
Income (loss) before income taxes	(19,560)	(9,275)	100,187	120,743	199,397	200,210
Income tax expense (benefit)	(5,890)	(5,251)	20,886	38,307	45,714	65,887
Contribution to net income (loss) - gas operations	$(13,670)	$(4,024)	$79,301	$82,436	$153,683	$134,323

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2018

FINANCIAL STATISTICS
Market value to book value per share at quarter end	201%
Twelve months to date return on equity -- total company	11.3%
-- gas segment	9.3%
Common stock dividend yield at quarter end	2.6%
Customer to employee ratio at quarter end (gas segment)	883 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.55	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
NINE MONTHS ENDED	TWELVE MONTHS ENDED
SEPTEMBER 30,	SEPTEMBER 30,
(In dekatherms)	2018	2017	2018	2017
Residential	51,451,146	52,686,233	66,192,054	68,487,722
Small commercial	22,470,986	22,517,956	29,720,732	29,785,014
Large commercial	7,031,675	6,982,756	9,305,024	9,141,347
Industrial / Other	2,798,927	2,467,513	3,713,018	3,267,840
Transportation	79,636,397	75,374,535	101,702,526	97,341,909
Total system throughput	163,389,131	160,028,993	210,633,354	208,023,832

HEATING DEGREE DAY COMPARISON
Actual	1,049	1,145	1,380	1,580
Ten-year average	1,212	1,250	1,692	1,745

Heating degree days for prior periods have been recalculated using the current period customer mix.